Exhibit C
---------


                                EMPLOYMENT AGREEMENT


        AGREEMENT made this 28th day of July, 1995 between Sudbury, Inc., a Delaware corporation with its principal office at 30100 Chagrin Blvd., Suite 203, Pepper Pike, Ohio 44124 (the "Company"), and Jacques R. Sardas, whose residential address is 1287 Country Club Road, Akron, Ohio 44313 ("Sardas").

                                      RECITALS
                                      --------

        The Company is a holding company with subsidiaries engaged in the manufacture and sale of a broad range of industrial products.

        The Company and Sardas are currently parties to an amended employment agreement made January 13, 1992, as amended as of April 16, 1992 (the "Current Employment Agreement").

        The Company and Sardas desire to enter into a new employment agreement to commence upon the expiration of the Current Employment Agreement.

          Now, therefore, the parties agree as follows:

          1.     Employment
                 ----------

        The Company agrees to employ Sardas, and Sardas agrees to be so employed, in the capacity of Chairman and Chief Executive Officer, with such duties and authority as are customary for such offices. The Company, by action of the Company's Board of Directors (the "Board"), may, at any time during the term of this Agreement, elect or designate a person other than Sardas as Chief Executive Officer, upon which election or designation, Sardas's employment pursuant hereto shall not include employment as Chief Executive Officer but shall include employment as Chairman. From and after the time that Sardas is no longer Chief Executive Officer of the Company, Sardas's duties and authority as

Chairman shall be in accordance with and subject to the direction and approval of the Board; provided, however, that Sardas' duties will not be inconsistent with duties customary for a Chairman.

      2.     Term
             ----

        Subject to the provisions for termination as hereinafter provided and except as specifically provided to the contrary herein, the term of this Agreement shall begin on January 13, 1996 and shall continue for a term of two
(2) years from such date to and including January 12, 1998 unless terminated by the Company for "Cause" (as defined below), or by Sardas's death or "permanent disability" (as defined below); provided however, this Agreement shall be null and void and of no effect if the Current Employment Agreement is validly terminated prior to January 12, 1996. It is hereby acknowledged that the Current Employment Agreement will not have been validly terminated for purposes of this Section 2 if terminated by the Company without Cause (as defined for purposes of this Section 2 in the Current Employment Agreement). However, it will have been validly terminated for purposes of this Section 2 if terminated by the Company for Cause (as defined therein for purposes of this Section 2), if terminated by Sardas or if terminated as a result of the death or permanent disability (as defined therein) of Sardas. Therefore, the parties acknowledge and agree that unless prior to the expiration of the Current Employment Agreement Sardas is terminated for Cause thereunder, dies, is permanently disabled or Sardas terminates this Agreement, the provisions of this Agreement will remain in full force and effect.

      3.     Time and Efforts
             ----------------

        Sardas shall diligently and conscientiously devote his full business time and attention and best efforts in discharging his duties hereunder, as specified by the Board, which duties shall be consistent with his position as set forth in paragraph 1 above; provided, however, that from and after such time as Sardas is no longer Chief Executive Officer of the Company, Sardas shall be required to devote not more than fifty percent (50%) of his business time and attention and best efforts in discharging his duties hereunder. During the balance of such time, Sardas may engage in other business activities. It is understood that Sardas may serve as a director of one or more other business entities upon consent by the Board; provided, however, that such consent shall no longer be required hereunder from and after such time as Sardas is no longer Chief Executive Officer of the Company. Notwithstanding anything to the contrary contained herein, during the term of this Agreement, Sardas shall not be employed by, invest in or otherwise be affiliated with any entity which is in competition with the Company if such activity would constitute a violation of Sardas' fiduciary duty to the Company.

         4.     Compensation
                ------------

                (a) CASH COMPENSATION. For all services he may render to the Company, the Company shall pay to Sardas a base salary at a rate of $500,000 per year, subject to withholding tax, payable at the same times as payments to other salaried corporate employees. Upon the later of (i) the date the Board elects or designates someone other than Sardas as Chief Executive Officer (but Sardas shall remain as Chairman hereunder) and (ii) January 13, 1997, the base salary rate to be paid by the Company to Sardas for all services he may render to the Company shall change to $250,000 per year. Such salary may be increased from time to time at the discretion of the Board, in conjunction with salary adjustments of other in the Company's corporate management group.

        (b) BONUSES. The Company shall pay to Sardas in a lump sum payment within ninety (90) calendar days following the end of each fiscal year of employment an annual target bonus of up to sixty percent (60%) of his aggregate paid base salary for each such previous fiscal year during the term of his employment. Each such payment shall be conditioned on Sardas being employed by the Company at the time of such fiscal year-end, provided that in the event that Sardas's employment by the Company is terminated by reason of his death or permanent disability or by the Company other than for Cause, such bonus payment shall be made to Sardas or his estate, as the case may be, on a pro rata basis, determined by reference to the number of days from the beginning of the then current fiscal year to the date of such termination as compared to the total number of days in such fiscal year. Achievement of the full amount of such bonus will depend on Sardas's performance with respect to corporate bonus plan as set by the Board after consultation with Sardas no later than August 31 of each fiscal year.

     5.     Benefits
            --------

     Sardas shall be entitled to benefits and perquisites generally provided by the Company to its executive officers and such benefits and perquisites as are recommended by the Compensation Committee and approved by the Board.

6.    Payment Upon Termination
      ------------------------

      (a) In the event of a termination of this Agreement by Sardas or termination by the Company for "Cause" prior to January 12, 1998, Sardas shall receive no severance pay or additional compensation other than the fixed compensation and benefits earned and accrued as of such termination date pursuant to Paragraphs 4 and 5 herein. For the purposes of this Agreement, the Company shall have "Cause" to terminate employment hereunder only (i) if termination shall have been the result of an act or acts of dishonesty by Sardas constituting a felony and resulting or intended to result directly or indirectly in substantial gain or personal enrichment at the expense of the Company; or (ii) upon the willful and continued failure by Sardas substantially to perform his duties with the Company (other than any such failure resulting from incapacity due to mental or physical illness) after a demand in writing for substantial performance is delivered by the Board, which demand specifically identifies the manner in which the Board believes that Sardas has not substantially performed his duties, and such failure results in demonstrably material injury to the Company. Sardas's employment shall in no event be considered to have been terminated by the Company for Cause if such termination took place as the result of (i) bad judgment or negligence, or (ii) any act or omission without intent of gaining therefrom directly or indirectly a profit to which Sardas was not legally entitled, or (iii) any act or omission believed in good faith to have been in or not opposed to the interest of the Company, or (iv) any act or omission in respect of which a determination is made that Sardas met the applicable standard of conduct prescribed for indemnification or reimbursement or payment of expenses under the by-laws of the Company or the laws of the State of Delaware, in each case as in effect at the time of such act or omission. Sardas shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to Sardas and an opportunity for him, together with his counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Sardas was guiity of conduct set forth above in clauses (i) or
(ii) of the second sentence of this paragraph and specifying the particulars thereof in detail.

      (b) In the event of a termination by the Company without Cause at any time after the date of execution hereof (even if prior to January 13, 1996) and prior to January 12, 1998, the Company shall pay to Sardas his base salary at the rates provided for in this Agreement (or such higher rate as may have been provided for by the Board during the term of this Agreement pursuant to Section 4(a) hereof) for the remainder of the term of this Agreement and any bonus due under Section 4(b) hereof.

      (c) In the event of death or permanent disability during the term of this Agreement, this Agreement shall terminate and Sardas (or his estate or personal or legal representative) shall receive no severance pay or additional compensation other than the fixed compensation and benefits earned and accrued as of the date of such death or termination for permanent disability, including any bonus due under Paragraph 4(b) hereunder. For purposes of this Agreement, termination for permanent disability shall occur on such date and in such circumstance that, as a result of his incapacity due to physical or mental illness, Sardas were to have been absent from his duty with the Company on a full-time basis for a period of six (6) consecutive months, provided that the Company had given Sardas thirty (30) days written notice of potential termination, and within said thirty (30) day period after written notice of termination had been given, Sardas had not returned to the full-time performance of his duties.

7.    Existing Options
      ----------------

(a) Pursuant to that certain Non-Statutory Stock Option Agreement dated September 1, 1992 between the Company and Sardas, Sardas was granted the option to purchase 1,764,706 shares (the "1992 Option Shares") of the Company's common stock, subject to the terms and conditions set forth therein.

      (b)    (i)    Until January 13, 1998 (even if prior thereto Sardas shall have terminated this Agreement), Sardas, or his estate, as the case may be, shall have the right to sell to the Company, and the Company shall be required to purchase from Sardas for cash, the following amounts of 1992 Option Shares on each of the indicated dates (individually, an "Option Purchase Date" and collectively, the "Option Purchase Dates"):

Option Purchase Date                     Number of 1992 Option Shares
--------------------                     ----------------------------
February 7, 1996                                  352,942

July 13, 1996                                     352,941

January 13, 1997                                  352,941

July 13, 1997                                     352,941

January 13, 1998                                  352,941



      (b) (ii) In order to exercise such right, Sardas must deliver to the Company no later than five (5) business days prior to the relevant Option Purchase Date a notice stating that he is exercising his right pursuant to this
Section 7(b) of this Agreement and setting forth the number of 1992 Option Shares as to which such right was being exercised (e.g. no Option Shares or one or two full installments as applicable pursuant to the provisions of this Agreement). The purchase price for each of the 1992 Option Shares so purchased shall be the Fair Market Value for the Company's common stock on the Option Purchase Date. For purposes of this Section 7, the "Fair Market Value" for the Company's common stock on the Option Purchase Date shall mean the average closing price (or, as to any such day on which no sales of the Company's common stock shall have taken place, then as to such day, the average of the last reported closing bid and asked prices) of the Company's common stock on the principal stock exchange on which the Company's common stock is then traded (or if the Company's common stock is not then listed on any such exchange, then on the over-the-counter market) during the period comprising the ten consecutive trading days immediately preceding the fifth business day immediately preceding the relevant Option Purchase Date, as such prices are reported in The Wall Street Journal, or if not so published in such newspaper, in any other newspaper of general circulation selected by the Company and reasonably acceptable to Sardas.

(b)   (iii)   Unless Sardas previously shall have been terminated for
Cause or has terminated this Agreement prior to the expiration of its term, Sardas may, at his option, delay the exercise of his right pursuant to Section 7(b)(i) as to the indicated number of 1992 Option Shares until the next succeeding Option Purchase Date. If at that next succeeding Option Purchase Date, Sardas does not exercise his right as to the delayed 1992 Option Shares, then his rights pursuant to this Section 7 as to those delayed 1992 Option Shares shall cease.

        (c) If this Agreement is terminated due to the death or permanent disability of Sardas, then Sardas (or the estate or personal or legal representative of Sardas, as the case may be) shall have the right, exercisable by written notice delivered to the Company within thirty (30) days following such death or disabiiity to sell to the Company, and the Company shall be required to purchase for cash, all of the 1992 Option Shares at a purchase price equal to the Fair Market Value for the Company's common stock on the date of such death or permanent disability, calculated as if such date was an Option Purchase Date. Such purchase shall occur within forty-five (45) days following receipt by the Company of the written notice referred to in the immediately preceding sentence.

        (d) If this Agreement is terminated by the Company other than for Cause at any time after the date of execution hereof (even if prior to January 13, 1996) and prior to January 12, 1998, then, in such event, Sardas shall have the right, exercisable by written notice to the Company delivered within fifteen (15) days following such termination, to sell to the Company, and the Company shall be required to purchase from Sardas for cash, all, but not less than all, of the then remaining 1992 Option Shares. Such purchase shall occur within forty-five (45) days following the receipt by the Company of the written notice referred to in the immediately preceding sentence. The purchase price for each share purchased pursuant to this Section 7(d) shall be the Fair Market Value for the Company's common stock on the date of such termination calculated as if such date was an Option Purchase Date.

        (e) If this Agreement is terminated by the Company other than for Cause or by reason of Sardas' death or permanent disability, and Sardas does not exercise the right set forth in Sections 7(c) or 7(d) above, as applicable, then, in such event, Sardas shall have the right, exercisable on the Option Purchase Date immediately following such termination, to specify in his notice to the Company pursuant to Section 7(b)(ii) above that the number of 1992 Option Shares as to which such right was being exercised is all, but not less than all, of the then remaining 1992 Option

Shares and such purchase shall occur within forty-five (45) days following the receipt by the Company of such written notice.

        (f) If this Agreement is terminated by the Company other than for Cause or is terminated by reason of Sardas' death or permanent disability, and Sardas does not exercise either the right set forth in Sections 7(c), 7(d) or 7(e) above, as appiicable, then, in such event, the provisions set forth in
Section 7(b) shall continue as set forth therein.

        (g) If this Agreement is terminated by the Company for Cause, then, in such event, the Company shall have the right, exercisable by written notice to Sardas delivered within fifteen (15) days following such termination, to purchase from Sardas for cash, and Sardas, subject to the next sentence of this paragraph, shall be required to sell to the Company, all, but not less than all, of the then remaining 1992 Option Shares. Such purchase shall occur within forty-five (45) days following the delivery to Sardas of the written notice referred to in the immediately preceding sentence, unless within fifteen (15) days after such notice Mr. Sardas, by written notice to the Company, declines to tender his 1992 Option Shares. In such event, all of the Company's obligations hereunder to repurchase the 1992 Option Shares shall terminate except only for those obligations that shall have arisen prior to such termination of employment. The purchase price for each share purchased pursuant to this Section 7(g) shall be the Fair Market Value for the Company's common stock on the date of such termination calculated as if such date was an Option Purchase Date.

      8.    New Option
            ----------
      Effective immediately under entering into this Employment Agreement, the Company and Sardas shall enter into a certain Stock Option Agreement, substantially in the fonn of Exhibit A hereto, granting to Sardas the option to purchase up to 200,000 shares of the Company's common stock, on the terms and conditions as set forth therein. Such option shall be granted under the Plan (as defined in the Stock Option Agreement) and subject to stockholder approval of the Plan.

      9.    Business Expenses
            -----------------
      The Company shall reimburse Sardas for all reasonable and necessary expenses incurred in carrying out his duties under this Agreement. Sardas shall present to the Company from time to time itemized accounts of such expenses in the usual form required by the Company.

      10.   Indemnification
            ---------------
      Sardas shall be covered by the Company's indemnification policies for Directors and Officers and shall be offered an indemnification agreement in the form as may from time to time be in effect with other Directors and Officers of the Company.

      11.   Confidentiality
            ---------------
      Sardas agrees to be bound by the Company's confidentiality policy.

      12.   Arbitration
            -----------
      Any controversy or claim arising out of, or relating to, this Agreement or the breach thereof shall be settled by a three-member arbitration panel (one member selected by the Company, one member by Sardas and one member selected by the other two members, or if not by a court of competent jurisdiction), in accordance with the governing rules of the

American Arbitration Association. Judgment upon the award rendered shall be final and may be entered in any court of competent jurisdiction in Cleveland, Ohio.

       13.   Successors; Binding Agreement
             -----------------------------

        This Agreement and all rights of Sardas hereunder shall inure to the benefit of, and be enforceable by Sardas's personal or legal representatives.

       14.   Modifications and Waivers
             -------------------------

        No provisions of this Agreement may be modified or discharged unless such modification or discharge is authorized by the Board and is agreed to in writing, signed by Sardas and by another executive officer of the Company. No waiver by either party hereto of any breach by the other party hereto or any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

       15.   Entire Agreement
             ----------------

        This Agreement constitutes the entire agreement of the parties hereto relating to the subject matter hereof and there are no written or oral terms or representations made by either party other than those contained herein.

       16.   Governing Law
             -------------

        The validity, interpretation, construction, performance and enforcement of this Agreement shall be governed by the laws of the State of Ohio.

17.     Invalidity
        ----------

        The invalidity or unenforceability of any term or terms of this Agreement shall not invalidate, make unenforceable or otherwise affect any other term of this Agreement which shall remain in full force and effect.

        IN WITNESS WHEREOF the parties have executed this Agreement as amended as of the dates indicated above.



                                     SUDBURY, INC.


                                     By: /s/Mark E. Brody
                                         ------------------------------------
                                         Mark E. Brody, Vice President and
                                           Chief Financial Officer


                                     And: /s/Thomas F. Slater
                                          ------------------------------------
                                           Thomas F.  Slater, Chairman
                                              Compensation Committee of the
                                              Board of Directors


                                          /s/Jacques R. Sardas
                                          ------------------------------------
                                          Jacques R.  Sardas, Individually